Exhibit 4.45
AMENDMENT NO. 3 TO
SETTLEMENT AND PURCHASE AND SALE AGREEMENT
     This Amendment No. 3 to Settlement and Purchase and Sale Agreement (this “Amendment”) is made effective as of June 12, 2009, and amends that certain Settlement and Purchase and Sale Agreement, dated March 6, 2009, as amended on April 15, 2009 and April 22, 2009 (the “PSA”), by and among ASARCO LLC, a Delaware limited liability company; AR Silver Bell, Inc., a Delaware corporation; Copper Basin Railway, Inc., a Delaware corporation; ASARCO Santa Cruz, Inc., a Delaware corporation; Sterlite (USA), Inc., a Delaware corporation; and Sterlite Industries (India) LTD, an Indian limited liability company. Capitalized terms used herein, but not otherwise defined, shall have the respective meanings ascribed to such terms in the PSA.
     WHEREAS, the parties desire to amend (i) the terms “Agreed Working Capital” and “Purchaser Promissory Note” as defined by the PSA and (ii) Section 4.3(c) of the PSA to eliminate any potential reduction in the aggregate principal amount of the Purchaser Promissory Note;
     NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
     1. The definition of “Agreed Working Capital” is hereby amended to mean “an amount equal to $328,000,000.00.”
     2. The definition of “Purchaser Promissory Note” is hereby amended to replace the principal amount of “$600,000,000.00” with the principal amount of “$770,000,000.00.”
     3. Exhibit D to the PSA is hereby amended and restated in its entirety with the Form of Purchaser Promissory Note attached hereto as Exhibit A.
     4. Section 4.3(c) of the PSA is hereby amended and restated in its entirety to read as follows:
     “(c) On the date that a binding determination of the Closing Accounts Amount has been made in accordance with Section 4.4, the aggregate principal amount of the Purchaser Promissory Note shall automatically be increased by the Adjustment Amount if the Closing Accounts Amount is greater than the Agreed Working Capital without any action on the part of Purchaser or Sellers.”
     5. Exhibit E to the PSA is hereby amended and restated in its entirety with the Closing Accounts Statement Principles and Illustration attached hereto as Exhibit B.
     6. Except as set forth herein, all other terms of the PSA shall remain unchanged and in full force and effect.

     7. This Amendment shall be subject to all of the terms and provisions set forth in the PSA that apply to the PSA (and such terms and provisions shall apply to this Amendment) or to any amendments or modifications thereto, including, without limitation, Article XV thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS: ASARCO LLC, a Delaware limited liability company
By:	/s/ Joseph F. Lapinsky
Name:	Joseph F. Lapinsky
Title:	Chief Executive Officer & President

AR SILVER BELL, INC., a Delaware corporation
By:	/s/ Douglas E. McAllister
Name:	Douglas E. McAllister
Title:	President

COPPER BASIN RAILWAY, INC., a Delaware corporation
By:	/s/ Douglas E. McAllister
Name:	Douglas E. McAllister
Title:	Vice President

ASARCO SANTA CRUZ, INC., a Delaware corporation
By:	/s/ Douglas E. McAllister
Name:	Douglas E. McAllister
Title:	President

PURCHASER: STERLITE (USA), INC.
By:	/s/ C.V. Krishnan
Name:	C.V. Krishnan
Title:	President

GUARANTOR: STERLITE INDUSTRIES (INDIA) LTD.
By:	/s/ C.V. Krishnan
Name:	C.V. Krishnan
Title:	Managing Director (Power)